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                                                                     EXHIBIT 5.1

                           [Form of Legal Opinion]

                              December 8, 1999


Xircom, Inc.
2300 Corporate Center Drive
Thousand Oaks, California  91320

    RE:  REGISTRATION STATEMENT ON FORM S-3

     Ladies and Gentlemen:

          We have examined the registration statement on Form S-3, as amended, filed by Xircom, Inc., a California corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act, as amended, of up to 575,000 shares of the Company's common stock (including an over-allotment option of up to 75,000 shares of the Company's common stock granted to the underwriters) (the "Shares"). The Shares are to be sold to the underwriters for resale to the public as described in the registration statement and pursuant to an underwriting agreement filed as an exhibit thereto. As legal counsel to the Company, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

          Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the registration statement, will be duly authorized, validly issued, fully paid and non-assessable.

          We consent to the use of this opinion as an exhibit to the registration statement, and further consent to the use of our name wherever appearing in the registration statement, including the prospectus constituting a part thereof, and any amendment thereto.


                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ Howard S. Zeprun
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